                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                                       UTILICORP UNITED INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                        MERRILL CORPORATION
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 4, 1994

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of UtiliCorp United Inc. will be held at Bartle Hall's Grand Hall, Kansas City Convention Center, 301 West 13th Street, Kansas City, Missouri on Wednesday, May 4, 1994, at 10:00 a.m. (Kansas City Time), on that date and thereafter as it may from time to time be adjourned, for the following purposes:

        1. To elect three Directors of the Company to hold office for three years, and until their successors have been duly elected and qualified;

        2. To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

    The Company's stock transfer books will not be closed for this meeting, but in lieu thereof the Board of Directors has fixed the close of business March 5, 1994, as the record date for the determination of the stockholders entitled to notice of and to vote at this meeting or any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                       DALE J. WOLF
                                                    VICE PRESIDENT AND
                                                   CORPORATE SECRETARY

March 11, 1994

                                   IMPORTANT

PLEASE MARK, DATE, SIGN, NOTE ANY CHANGE OF ADDRESS AND RETURN THE ENCLOSED PROXY CARD IMMEDIATELY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, WE WILL BE GLAD TO RETURN YOUR PROXY SO THAT YOU MAY VOTE IN PERSON.

                             UTILICORP UNITED INC.
                                 P.O. BOX 13287
                        KANSAS CITY, MISSOURI 64199-3287
                                PROXY STATEMENT
                         RELATING TO THE ANNUAL MEETING
                     OF STOCKHOLDERS TO BE HELD MAY 4, 1994

GENERAL

    The enclosed Proxy is solicited by the Board of Directors of UtiliCorp United Inc. (hereinafter referred to as the "Company") for use at the Annual Meeting of Stockholders to be held at Bartle Hall's Grand Hall, Kansas City Convention Center, 301 West 13th Street, Kansas City, Missouri at 10:00 a.m. (Kansas City Time), on Wednesday, May 4, 1994, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. This proxy statement and the form of proxy will be mailed to stockholders on or about March 11, 1994. A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by notifying the Corporate Secretary of the Company. Unless the proxy is revoked, or unless it is received in such form as to render it invalid, the shares represented by it will be voted in accordance with the instructions contained therein.

    On March 5, 1994, there were 42,186,174 shares of common stock, par value $1 per share (hereinafter referred to as "Common Stock"), of the Company outstanding, each share of such stock being entitled to one vote, except that each stockholder on the vote for nominees for election of Directors is entitled to exercise the right of cumulative voting. Cumulative voting entitles the stockholder to cast as many votes as shall equal the number of shares owned multiplied by the number of Directors to be elected, and to cast all of such votes for a single Director, or to distribute the votes among those to be voted for. The three nominees for election as Directors who receive the greatest number of votes cast, a quorum (the majority of the shares entitled to vote) being present in person or by proxy, shall become Directors at the conclusion of the tabulation of votes. The abstention or failure to vote shares so present and broker nonvotes does not have the effect of a vote "against" a nominee, since only a plurality of votes cast (rather than of votes present) is necessary to elect a director. The votes are counted and certified by one or more inspectors appointed by the Company in advance of the Annual Meeting of Stockholders in accordance with Delaware Corporation Law. No shares of any other class of the Company's stock are entitled to vote. The Board of Directors has fixed March 5, 1994, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

INFORMATION WITH RESPECT TO DIRECTORS

                                                                  PRINCIPAL OCCUPATION               YEAR FIRST
                                            YEAR TERM          OR EMPLOYMENT AND POSITION            ELECTED OR
                  NAME                       EXPIRES                WITH THE COMPANY                  APPOINTED         AGE
- - -----------------------------------------  -----------  -----------------------------------------  ---------------      ---
*Richard C. Green, Jr. ..................        1994   Chairman of the Board, President and               1982             39
                                                          Chief Executive Officer of
                                                          the Company
*Avis G. Tucker..........................        1994   Editor and Publisher,                              1973             78
                                                          The Daily Star-Journal,
                                                          Warrensburg, Missouri
*L. Patton Kline.........................        1994   Retired Vice Chairman of                           1986             65
                                                          Marsh & McLennan, Inc.,
                                                          New York, New York
John R. Baker............................        1995   Vice Chairman of the Board of                      1971             67
                                                          the Company
Don R. Armacost..........................        1995   Chairman of the Board,                             1983             76
                                                          Peterson Manufacturing Co.,
                                                          Grandview, Missouri
Dr. Stanley O. Ikenberry.................        1995   President, University of Illinois,                 1993             58
                                                          Urbana, Illinois
Robert F. Jackson, Jr. ..................        1996   Retired President, CharterCorp, Kansas             1981             68
                                                          City, Missouri
Herman Cain..............................        1996   President and Chief Executive Officer,             1992             48
                                                          Godfather's Pizza, Inc., Omaha,
                                                          Nebraska
Robert K. Green..........................        1996   Managing Executive Vice President of the           1993             32
                                                          Company

- - ------------
* Nominee for election as Director at this meeting.

    Richard C. Green, Jr. has served as Chairman of the Board since February 1989 and as President and Chief Executive Officer of the Company since May 1985. Mr. Green is a director of Commerce Bank of Kansas City, N.A. and Midwest Research Institute, Kansas City, Missouri. He also serves as a trustee for the Center for Strategic and International Studies, Washington, D.C. and for the Urban Institute, Washington, D.C.

    Avis G. Tucker, whose nephews are Richard C. Green, Jr. and Robert K. Green, served as Chairman of the Board of the Company from May 1982 through February 1989 and has been editor and publisher of The Daily Star-Journal in Warrensburg, Missouri during the past five years. Mrs. Tucker previously served as a director of United Telecommunications, Inc.

    John R. Baker has served as Vice Chairman of the Board since May 1991 and served as Senior Vice President of the Company from May 1985 through December 1992.

    Don   R.  Armacost  has  served  as   Chairman  of  the  Board  of  Peterson
Manufacturing  Company  (a  manufacturer  of  automotive  lighting   equipment),
Grandview, Missouri for the past five years.

    Robert F. Jackson, Jr. retired as president of CharterCorp (a bank holding company now Boatmen's Bancshares Inc.) in 1985. Mr. Jackson has served as a director on the boards of various Missouri banks.

    L. Patton Kline retired as Vice Chairman of Marsh & McLennan, Incorporated (an international insurance brokerage company), a subsidiary of Marsh & McLennan Companies, Inc., in 1988, a position he held for four years. He was President of Marsh & McLennan Companies, Inc. from 1980 to 1984 and Vice Chairman from 1984 to 1985. Mr. Kline served as a director of Marsh & McLennan Companies, Inc. from 1975 to 1988. He is also a director of PHH Group, Inc.

    Herman Cain has served as President and Chief Executive Officer of Godfather's Pizza, Inc. in Omaha, Nebraska for the past eight years. Mr. Cain serves as a director of the Federal Reserve Bank of Kansas City, SUPERVALU, INC. and the Whirlpool Corporation.

    Stanley O. Ikenberry, Ph.D., has served as President of the University of Illinois, Urbana since 1979. Dr. Ikenberry serves as a director for the Franklin Life Insurance Company, Harris Bankcorp and Pfizer, Inc. Dr. Ikenberry also serves as a trustee for the Carnegie Foundation for Advancement of Teaching.

    Robert K. Green, the brother of Richard C. Green, Jr. and nephew of Avis G. Tucker, has served as Executive Vice President and later Managing Executive Vice President of the Company since January 1993. He has held several executive positions at the Company's Missouri Public Service division since 1988, including two years as President. Mr. Green is a director of the Greater Kansas City Chamber of Commerce, United Missouri Bank, N.A. - Kansas City Banking Region, the Heart of America United Way, the Hawthorn Foundation, the Kansas City Area Development Council and the Learning Exchange.

    The Audit Committee of the Board of Directors presently consists of Dr. Stanley O. Ikenberry, Don R. Armacost and Robert F. Jackson, Jr. The function of the committee is to make recommendations concerning the selection each year of independent auditors of the Company, to review the effectiveness of the
Company's internal auditing methods and procedures, to determine through discussions with the independent auditors whether any instructions or limitations have been placed upon them in connection with either the scope of the audit or its implementation, to review the financial statements and related notes with the independent auditors to ensure such statements and notes fully disclose all material affairs of the Company and to recommend approval or non-approval of such financial statements and related notes.

    The Pension Committee consists of Avis G. Tucker, John R. Baker, Don R. Armacost and Robert K. Green. The function of the committee is to establish and administer the Company's retirement plan and certain other related employee benefit plans.

    The Compensation Committee presently consists of L. Patton Kline, Robert F. Jackson, Jr. and Herman Cain. The function of the committee is to review and make recommendations to the Board of Directors regarding policies, practices and procedures relating to compensation of key employees and the establishment and administration of compensation plans.

    The Nominating Committee consists of L. Patton Kline, Avis G. Tucker, Dr. Stanley O. Ikenberry and Herman Cain. The function of the committee is to receive, review and maintain files of individuals qualified to be recommended as nominees for election as Directors of the Company. The Nominating Committee will consider candidates for the Board of Directors suggested by stockholders. Stockholders desiring to suggest candidates should advise the Secretary of the Company in writing by December 31 of the year preceding the annual meeting of stockholders and include sufficient biographical material to permit an appropriate evaluation.

    During 1993, the Board of Directors met five times, the Audit Committee met three times, the Pension Committee met two times, the Compensation Committee met three times and the Nominating Committee met two times. All Directors attended at least 75% of the meetings of the Board and the committees on which they served.

    Each non-employee Director receives an annual fee of $20,000. Additionally, each non-employee Director annually receives $10,000 in shares of Company Common Stock pursuant to the 1990 Non-Employee Director Stock Plan. Directors who are employees receive no annual fee for serving on the Board or any of its committees. Non-employee Directors are paid a fee of $1,000 for each Board of Directors meeting attended plus reimbursement by the Company for all travel expenses incurred in attending such meetings. Non-employee Directors who are members of the Pension and Executive Committees receive an annual fee of $2,500 plus reimbursement for all travel expenses. Members of the Audit, Compensation and Nominating Committees receive an annual fee of $2,500 plus reimbursement for travel expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPANTS

    Avis G. Tucker was a member of the Compensation Committee from January 1, 1993 to May 4, 1993. Mrs. Tucker was formerly an officer of the Company.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

    Furnished below is information as to the beneficial ownership of Common Stock as of February 18, 1994, for (a) each Director of the Company, (b) the five named Executive Officers and (c) Executive Officers as a group. The beneficial owner has sole voting and investment power over the shares shown, unless otherwise indicated.

                                                                         NUMBER          PERCENT OF
                     NAME OF INDIVIDUAL OR GROUP                        OF SHARES         CLASS(1)
- - ----------------------------------------------------------------------  ---------  ----------------------
Richard C. Green, Jr. ................................................    569,038    1.3%(2)(3)(4)(9)
Avis G. Tucker........................................................    350,872     (2)(5)(6)
Robert K. Green.......................................................     49,767     (7)(9)
John R. Baker.........................................................    150,985     (4)(9)
Robert F. Jackson, Jr. ...............................................     20,734  --
Don R. Armacost.......................................................      9,764  --
L. Patton Kline.......................................................      3,048  --
Herman Cain...........................................................      1,591  --
Dr. Stanley O. Ikenberry..............................................      2,316  --
Robert L. Howell......................................................     18,300   --(9)
Edward H. Muncaster...................................................     23,651   --(9)
Harry L. Winn Jr. ....................................................          0  --
Directors and Executive Officers -- as a group (20 persons)...........  1,077,272    2.6%(2)(3)(4)(5)(8)(9)

- - ------------
(1) Percentages are omitted for Directors and Executive Officers who own less than 1% of Common Stock.
(2) Includes 88,287 shares held in trust under the will of Richard C. Green, of which Mr. Richard C. Green, Jr. and Mrs. Tucker are trustees with shared voting and investment power.
(3) Includes 73,221 shares held in trust for the benefit of Ann G. Green, mother of Mr. Richard C. Green, Jr. and Mr. Robert K. Green, of which Mr. Richard C. Green, Jr. is a co-trustee with shared voting and investment power. Excludes 116,348 shares held in trust for the benefit of Mr. Richard
     C. Green, Jr. as to which Mr. Richard C. Green, Jr. has power to replace the trustees.
(4) Includes 128,726 shares held in trust for the benefit of Mrs. Tucker, of which Mr. Richard C. Green, Jr. and Mr. Baker are trustees with shared voting and investment power.
(5) Includes 5,751 shares held in various trusts of which Mrs. Tucker is trustee with voting and investment power.
(6) Excludes 128,726 shares held in trust for the benefit of Mrs. Tucker, of which Mr. Richard C. Green, Jr. and Mr. Baker are trustees with shared voting and investment power and 376,035 shares held in trust for the benefit of Mrs. Tucker of which a bank is sole trustee.
(7) Excludes 217,836 shares held in trust for the benefit of Mr. Robert K. Green as to which he has power to replace the trustees.
(8) Excludes 376,035 shares held in trust for the benefit of Mrs. Tucker of which a bank is sole trustee.

(9) Includes shares which may be acquired through the exercise of vested employee stock options as follows: Mr. Richard C. Green, Jr. 90,300 shares;
     Mr. Robert K.  Green, 8,450 shares;  Mr. Baker, 5,000  shares; Mr.  Howell,
     10,350  shares;  Mr.  Muncaster, 12,850  shares;  Mr. Winn,  0  shares; and
     Directors and Executive Officers as a group, 170,300 shares.

    Richard C. Green, Jr., Kansas City, Missouri, Robert K. Green, Mission Hills, Kansas, Avis G. Tucker, Warrensburg, Missouri, members of their family and trusts for the benefit of members of the Green family owned as of February 18, 1994, 1,849,312 shares or 4.4% of the outstanding shares of Common Stock of the Company. This number includes shares shown in the preceding table as being owned beneficially by Mr. Richard C. Green, Jr., Mr. Robert K. Green and Mrs. Tucker, and those specifically excluded in Notes (3), (7) and (8), preceding.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's Compensation Committee is comprised of three non-employee members of the Board of Directors and has overall responsibility to review and approve the Company's executive compensation programs. To assist the Company in recruiting, motivating and retaining high caliber executives, the Committee has approved a compensation policy that pays key executives for superior results. The current compensation program for executive officers consists of three major elements: Base Salary, Annual Incentive and Long-Term Incentive. The Company uses an independent compensation consultant to advise on executive compensation issues.

    During the year, the Compensation Committee approved a significant restructuring of Executive Compensation, in view of the changing responsibility of the top executive team. These changes are designed to tie the compensation of the executives more with the performance of the Company and the interests of the stockholders, including a new objective to own two (2) times their annual base salary in Company stock. The Compensation Committee retains the discretion to review and take appropriate action consistent with Company performance and market conditions with respect to compensation of executives to the extent such actions are not inconsistent with the Annual Incentive and Long-Term Incentive Plans of the Company.

    BASE SALARY

    It is the policy of the Company to review executive officer base salaries each year in relation to comparable positions of responsibility in billion dollar revenue companies. This does not assure an increase in salary. At the present time, executive salaries are at the median level of compensation for billion dollar revenue companies and actual salaries paid reflect this policy. The companies in the data are not necessarily reflected in the Wilshire Utility Index, but would be included in the S&P 500 Index. In establishing base salary levels, the Committee has considered the competitiveness of the entire compensation package. Mr. Baker's decrease in salary from prior years reflects a decrease in time devoted to the position.

    ANNUAL INCENTIVE PLAN

    The Annual Incentive Plan is the second major compensation element for executive officers. The incentive plan provides three levels of award opportunities. The incentive will equal about the 75th percentile of billion dollar revenue companies at target, the 90th percentile at maximum and the 50th percentile at the minimum. The actual award is based on a target dollar amount that is at the 75th percentile as established annually in consultation with the independent compensation consultant for billion dollar revenue companies. The performance target is based on earnings per share. The award, if any, is paid in cash. For 1993, the maximum earnings per share target was met and the maximum annual incentives were paid. In the event an employee elects to take part of his annual incentive award in restricted stock of the Company, the employee receives a bonus of 25% of the value of shares taken in restricted stock and the bonus shares are also in restricted stock. Example: Executive receives an incentive award of $50,000 and elects to take $20,000 in restricted stock. The executive receives a bonus worth $5,000 of shares in restricted stock.

    LONG-TERM INCENTIVE PLAN

    The Long-Term Incentive Plan is the third major element of executive compensation. This plan is based on performance units and is designed to reward long-term success in growth in earnings per share and return on equity over a three-year cycle. If the minimum performance level is not met, no payment will be made under this plan. The first payment, if any, under this plan will not be made until the first quarter of 1996, based on performance for years 1993, 1994 and 1995.

    The number of performance units granted is a targeted amount established annually based on competitive survey data from billion dollar revenue companies, in consultation with the Company's independent compensation consultant. The target payout under this plan is at the 75th percentile of the billion dollar revenue companies.

    Any payments made under this plan are in restricted stock until such time that the executive has accumulated shareholdings of the Company from any source, excluding unexercised stock options, of at least two times annual base salary. At such time that the executive has exceeded the targeted share ownership, compensation, if any, from this plan will be paid in cash. If payments are made in cash, the employee may elect to take any portion of the cash award in restricted stock and will receive a bonus of 25% in restricted stock along the terms outlined above under Annual Incentive.

    This long-term plan is for those executives who have continuing responsibility as part of the Managing Council of the Company. Mr. Baker is not part of the Managing Council. Mr. Muncaster and Mr. Winn are no longer part of the Managing Council. Messrs. Baker, Muncaster and Winn were not participants in the Long-Term Plan described above for 1993.

    The Stock Option Plan is designed to concurrently reward the shareholders and executives not participating in 1993 in the Long-Term Incentive Plan described above for long-term success. Thus, the executive officer's realized increases in value from the stock option will occur only if the stock price, and thus shareholder value, also increases. Under the Stock Option Plan, options are considered for grant annually. The number of shares granted is based on the executive's level of responsibility, and targeted value of the stock if assumptions about the growth of Company stock are realized. Options are granted at 100% of fair market value on the date of grant, and can be exercised (following a one-year holding period) at any time over a ten-year period. Consistent with this policy, the Company has granted stock options for Mr. Baker for plan year 1993. Executives who are eligible for the Long-Term Incentive Plan will not receive new stock option grants under the Stock Option Plan.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    It is the policy of the Committee to review the Chief Executive Officer's base salary each year in relation to comparable positions of responsibility in billion dollar revenue companies. This does not assure an increase in salary. At the present time, his salary is slightly above the median level of compensation for billion dollar revenue companies. The companies in the data are not necessarily reflected in the Wilshire Utility Index, but would be included in the S&P 500 Index. In establishing base salary levels, the Committee has considered the competitiveness of the entire compensation package.

    Annual incentive awards are based on actual Company results and quality of management. The Committee has authorized a cash bonus of $385,900 for maximum achievement under the targets set by the Committee.

    Mr. Green was awarded 6,860 performance units under the Long-Term Incentive Plan. This grant was determined based on the market data targeting a payout equal to the 75th percentile for long-term incentive compensation for chief executive officers of billion dollar revenue companies. If the minimum performance target is not met under this plan, no payments will be made.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code enacted in 1993 generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure the performance based portion of the compensation of its executive officers (which currently consists of an annual incentive program and a long-term incentive program) in a manner that complies with the new statute.

    SEVERANCE AGREEMENT

    The   amount  accrued  under  the  severance  agreement  for  Mr.  Winn  was established unrelated to corporate performance and reflects salary and benefit contributions through September 1994.

    RETIREMENT

    The retirement amount accrued for Mr. Muncaster was established unrelated to corporate performance. The accrual is for his non-qualified retirement plan for an amount determined by actuarial calculations.

    Submitted by the Compensation Committee of the Board of Directors:

    L Patton Kline             Robert F. Jackson, Jr.            Herman Cain

                           SUMMARY COMPENSATION TABLE


                                                                                             LONG TERM COMPENSATION
                                                         ANNUAL COMPENSATION                         AWARDS
                                              -------------------------------------------------------------------------
                                                                          OTHER ANNUAL
                                                                          COMPENSATION   RESTRICTED STOCK      STOCK
NAME AND PRINCIPAL POSITION         YEAR       SALARY ($)    BONUS ($)        ($)         AWARD(S)(1) ($)   OPTIONS (#)
- - -----------------------------------------------------------------------------------------------------------------------
Richard C. Green, Jr.,               1993       445,000             0        75,120(4)        482,376                0
 Chairman & President                1992       445,000             0(3)     17,935                 0(3)        46,600
                                     1991       420,000       136,500        34,268           136,500           43,700
Robert K. Green,                     1993       220,192        20,000        13,629           259,835                0
 Managing Executive                  1992(11)         0             0             0                 0                0
 Vice President                      1991(11)         0             0             0                 0                0
John R. Baker, Vice                  1993       182,284        65,500        32,312(5)         45,500            5,750
 Chairman of the Board               1992       230,394             0(3)     33,602(6)              0(3)         7,700
                                     1991       219,853        54,963        23,515(7)         54,961            7,700
Robert L. Howell, Managing           1993       173,267(12)   115,868        15,590            45,500                0
 Senior Vice President               1992       156,387             0(3)     15,260                 0(3)         5,350
                                     1991       143,450        50,975        13,792            35,888            5,000
Edward H. Muncaster,                 1993       187,500        95,625        18,342                 0                0
 Senior Vice President               1992       187,500             0(3)     10,794                 0(3)         6,550
                                     1991       180,259        43,262        10,600            43,262            6,300
Harry L. Winn Jr., Managing          1993       213,200        95,625        15,217                 0                0
 Senior Vice President               1992       213,200             0(3)     15,738                 0(3)         7,450
                                     1991       205,000        46,125       144,592(8)         46,125            7,100

                                  ALL OTHER
                                 COMPENSATION
NAME AND PRINCIPAL POSITION        (2) ($)
- - ------------------------------
Richard C. Green, Jr.,              16,069
 Chairman & President               15,594
                                    15,067
Robert K. Green,                    19,833
 Managing Executive                      0
 Vice President                          0
John R. Baker, Vice                 16,229
 Chairman of the Board              18,433
                                    18,298
Robert L. Howell, Managing          14,572
 Senior Vice President              14,034
                                    12,780
Edward H. Muncaster,               520,240(9)
 Senior Vice President              16,731
                                    14,715
Harry L. Winn Jr., Managing        254,375(10)
 Senior Vice President              18,408
                                    16,419

- - ---------------
 (1) Restriction lapses on third year after date of grant. Dividends are paid on restricted stock awards at the same rate as paid to all shareholders. On December 31, 1993, Mr. Richard C. Green, Jr. held 10,764 shares of restricted stock having a market value of $341,757; Mr. Robert K. Green held 1,813 shares of restricted stock having a market value of $57,563; Mr. Baker held 4,339 shares of restricted stock having a market value of $137,763; Mr. Howell held 2,828 shares of restricted stock having a market value of $89,789 and Mr. Muncaster held 3,492 shares of restricted stock having a market value of $110,871. Mr. Winn held 0 shares of restricted stock. All market values are determined as of December 31, 1993.
 (2) Consists of employer contributions to the UtiliCorp United Restated Savings Plan, except as noted in (9) and (10), below.
 (3) No cash bonus or restricted stock award was granted for 1992.
 (4) $1,939 is attributable to gross-up of life insurance in excess of $50,000, $9,346 is attributable to car allowance and $63,834 is attributable to reimbursement of club dues.
 (5) $18,164 is attributable to gross-up of life insurance in excess of $50,000, $5,544 is attributable to car allowance and $8,604 is attributable to reimbursement of club dues.
 (6) $15,873 is attributable to gross-up of life insurance in excess of $50,000, $7,200 is attributable to car allowance and $10,529 is attributable to reimbursement of club dues.
 (7) $15,099 is attributable to gross-up and life insurance in excess of $50,000, $6,300 is attributable to car allowance and $1,116 is attributable to reimbursement of club dues.
 (8) $108,285 is attributable to reimbursement of relocation expenses.
 (9) Includes $504,375 accrued with respect to Mr. Muncaster's retirement from the Company and includes accrual for his non-qualified retirement plan as determined by actuarial calculations.
(10) Includes $254,375 accrued with respect to Mr. Winn's severance arrangement with the Company reflecting salary and benefit contributions through September 1994.
(11) Mr. Robert K. Green was not an executive officer during 1991 and 1992. Prior to 1993, Mr. Green served as a division president.
(12) Mr. Howell's increase in salary from 1992 is attributable to a change in responsibility and scope of his position.

SEVERANCE AGREEMENTS

    The Company has entered into severance agreements with the individuals named in the Summary Compensation Table. These agreements are intended to provide for continuity of management in the event of a change in control of the Company. The agreements provide that covered executives would be entitled to certain severance benefits following a change in control of the Company. If, following a change in control, the executive's employment with the Company is terminated for any reason, then the executive is entitled to a severance payment that will be
2.99 times the executive's average annual compensation for the five years preceding the change in control, unless such termination is as a result of death, disability, retirement, for cause or if such executive terminates employment for other than good reason (as this term is defined in the agreement). The severance payment is made in the form of a lump sum cash payment.

    Mr. Harry L. Winn Jr. resigned his position with the Company on September 13, 1993. His severance arrangement included salary continuation for one year in the amount of $213,200 and continuation of health insurance for one year with an estimated value of $8,685.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
- - ------------------------------------------------------------------------------------------------------------------------
                                                                  % OF TOTAL
                                                    OPTIONS     OPTIONS GRANTED   EXERCISE OR               GRANT DATE
                                                    GRANTED     TO EMPLOYEES IN   BASE PRICE   EXPIRATION  PRESENT VALUE
                      NAME                          (#)(*)        FISCAL YEAR       ($/SH)        DATE         $(**)
- - ------------------------------------------------  -----------  -----------------  -----------  ----------  -------------
Richard C. Green, Jr.                                      0               0               0            0            0
 Chairman & President
John R. Baker                                          5,750               3%         31.625     02-01-04       19,378
 Vice Chairman of the Board
Robert K. Green                                            0               0           0                0            0
 Managing Executive Vice President
Robert L. Howell                                           0                0              0            0            0
 Managing Senior Vice President
Edward H. Muncaster                                        0                0              0            0            0
 Senior Vice President
Harry L. Winn Jr.                                          0                0              0            0            0
 Managing Senior Vice President

- - ------------
 *   Options granted on February 1, 1994  and become exercisable on February  1,
     1995.
** Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. Assumptions used in the model include a risk-free interest rate of 5.719%, dividend yield of 5.47%, and a volatility factor of .14058. No adjustments for non-transferability, risk of forfeiture or exercise of option prior to maturity have been included.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                                                NUMBER OF UNEXERCISED    IN-THE-MONEY OPTIONS AT
                                                                OPTIONS AT FY-END (#)          FY-END ($)
                                       SHARES         VALUE     ---------------------  ---------------------------
                                     ACQUIRED ON    REALIZED        EXERCISABLE/              EXERCISABLE/
               NAME                 EXERCISE (#)       ($)          UNEXERCISABLE             UNEXERCISABLE
- - ----------------------------------  -------------  -----------  ---------------------  ---------------------------
Richard C. Green, Jr.                         0             0            95,900/                  639,200/
 Chairman & President                                                    46,600                   139,800
John R. Baker                             1,700        10,944             7,700/                   22,138/
 Vice Chairman of the Board                                               7,700                    23,100
Robert K. Green                               0             0             4,800/                   25,381/
 Managing Executive Vice President                                        3,650                    10,950
Robert L. Howell                          8,300        61,838             5,000/                   14,375/
 Managing Senior Vice President                                           5,350                    16,050
Edward H. Muncaster                           0             0             6,300/                   18,112/
 Senior Vice President                                                    6,550                    19,650
Harry L. Winn Jr.                        23,650       125,381                 0/                        0/
 Managing Senior Vice President                                               0                         0

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                              PERFORMANCE
                                               NUMBER OF       OR OTHER
                                             SHARES, UNITS   PERIOD UNTIL
                                            OR OTHER RIGHTS  MATURATION OR  THRESHOLD (1)  TARGET (2)    MAXIMUM (3)
                   NAME                           (#)           PAYOUT           ($)           ($)           ($)
- - ------------------------------------------  ---------------  -------------  -------------  -----------  -------------
Richard C. Green, Jr.
 Chairman & President                              6,860         12-31-95        68,600       343,000        686,000
John R. Baker
 Vice Chairman of the Board                            0                0             0             0              0
Robert K. Green
 Managing Executive Vice President                 3,323         12-31-95        33,230       166,150        332,300
Robert L. Howell
 Managing Senior Vice President                    1,688         12-31-95        16,880        84,400        168,800
Edward H. Muncaster
 Senior Vice President                                 0                0             0             0              0
Harry L. Winn Jr.
 Managing Senior Vice President                        0                0             0             0              0

- - ------------
(1)  Units valued at $10 per unit.
(2)  Units valued at $50 per unit.
(3)  Units valued at $100 per unit.

    The number of performance units granted is a targeted amount established annually based on competitive survey data from billion dollar revenue companies, in consultation with the Company's independent compensation consultant. The determination of the value of each unit derives from a formula which is based on average return on equity and growth in earnings per share of the Company over the performance period. The target value of $50 per unit will provide a target payout equal to the 75th percentile for long-term awards of billion dollar revenue companies at target levels of Company performance.

RETIREMENT PLAN

    The Company maintains the UtiliCorp United Inc. Restated Retirement Income Plan (the "Retirement Plan"), a non-contributory defined benefit retirement plan. Compensation is defined in this Retirement Plan as total base salary excluding overtime payments, bonuses, amounts deferred to non-qualified deferred income plans and any other extraordinary compensation, but including employee contributions made to the UtiliCorp United Inc. Savings Plan and the flexible spending arrangement maintained by the Company.

    Benefits payable from the Retirement Plan are limited by provisions of the Internal Revenue Code. The Company maintains an unfunded Supplemental Retirement Plan to provide for the payment of retirement benefits calculated in accordance with the Retirement Plan which would otherwise be limited by the provisions of the Internal Revenue Code.

    The  years  of  credited  service  for  each  officer  named  in  the   Cash
Compensation Table is as follows: Mr. Richard C. Green, Jr., 15 years; Mr. Robert K. Green, 5 years; Mr. Howell, 5 years; Mr. Muncaster, 8 years and Mr. Winn, 3 years. The benefits payable to Mr. Baker will be $34,974 per year, which is reduced by the lump sum payment made to him in 1991.

    The following table sets forth the estimated annual benefits payable to persons in specified remuneration and service classifications assuming retirement in 1994 at age 62 under the Retirement Plan and the unfunded Supplemental Retirement Plan:

                                      YEARS OF PENSION SERVICE
FINAL AVERAGE  ----------------------------------------------------------------------
COMPENSATION       15          20          25          30          35          40
- - -------------  ----------  ----------  ----------  ----------  ----------  ----------
 $   150,000   $   32,472  $   44,646  $   56,820  $   68,994  $   72,369  $   75,744
     200,000   $   43,872  $   60,296  $   76,720  $   93,144  $   97,644  $  102,144
     250,000   $   55,272  $   75,946  $   96,620  $  117,294  $  122,919  $  128,544
     300,000   $   66,672  $   91,596  $  116,520  $  141,444  $  148,194  $  154,944
     350,000   $   78,072  $  107,246  $  136,420  $  165,594  $  173,469  $  181,344
     400,000   $   89,472  $  122,896  $  156,320  $  189,744  $  198,744  $  207,744
     450,000   $  100,872  $  138,546  $  176,220  $  213,894  $  224,019  $  234,144
     500,000   $  112,272  $  154,196  $  196,120  $  238,044  $  249,294  $  260,544
     550,000   $  123,672  $  169,846  $  216,020  $  262,194  $  274,569  $  286,944

    In addition, the Company and Mr. Muncaster have entered into a supplemental retirement agreement which provides pension benefits based upon service with his previous employer. Such agreement credits Mr. Muncaster with 19.5 years of additional service. The Company and Mr. Muncaster have entered into a consulting agreement under which Mr. Muncaster has been retained by the Company for one year commencing January 1, 1994 with a monthly payment of $9,600 with work performed each month invoiced at $300 per hour up to $115,200. All work performed in excess of the $115,200 retained shall be billed at the rate of $200 per hour. In addition to the above, the Company has agreed to furnish Mr. Muncaster a payment of $1,200 per month for one year to lease a fully-equipped office. The Company further agreed to provide health care coverage to Mr. Muncaster to March 1, 1995. Mr. Muncaster will consult on various corporate relations projects for the Company.

    These benefits are applicable to employees retiring after December 31, 1993 at age 62 and have been computed on the basis of a straight-life annuity.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
         UTILICORP UNITED INC., WILSHIRE UTILITY INDEX & S&P 500 INDEX

                        UNIT VALUES FOR UTILICORP STOCK

                                                                                        S&P 500     WILSHIRE
                             PERIOD ENDING                               TOTAL FUND      INDEX       UTILITY
- - -----------------------------------------------------------------------  -----------  -----------  -----------
12/88..................................................................       100.00        100.00       100.00
03/89..................................................................        95.20        107.09       106.00
06/89..................................................................       101.68        116.54       120.06
09/89..................................................................       105.59        129.02       132.58
12/89..................................................................       122.76        131.69       143.48
03/90..................................................................       188.52        127.72       132.43
06/90..................................................................       113.37        135.76       131.41
09/90..................................................................       106.79        117.10       120.10
12/90..................................................................       122.28        127.60       130.88
03/91..................................................................       139.69        146.13       138.41
06/91..................................................................       156.61        145.80       135.93
09/91..................................................................       162.06        153.59       146.51
12/91..................................................................       181.98        166.47       157.99
03/92..................................................................       171.65        162.27       148.82
06/92..................................................................       155.20        165.35       157.04
09/92..................................................................       181.70        170.57       165.40
12/92..................................................................       186.79        179.15       176.86
03/93..................................................................       198.89        186.98       184.86
06/93..................................................................       202.54        187.88       193.37
09/93..................................................................       221.97        192.74       203.28
12/93..................................................................       226.41        197.20       191.96

*Assumes that the value of the investment in UtiliCorp United Inc. stock and each index was $100 on January 1, 1988 and that all dividends were reinvested.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    On May 5, 1992, UtiliCorp United Inc. dismissed Price Waterhouse as its independent accountants and named Arthur Andersen & Co. as its new independent accountants as of May 5, 1992. The Registrant's Audit Committee and Board of Directors approved the decision to change independent accountants.

    The reports of Price Waterhouse on the financial statements for the fiscal years ended December 31, 1990 and 1991 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit or scope or accounting principle.

    In connection with its audits for the fiscal years ended December 31, 1990 and 1991 and through May 5, 1992, there were no disagreements with Price Waterhouse on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Price Waterhouse would have caused them to make reference thereto in their report on the financial statements for such years.

    During the fiscal years ended December 31, 1990 and 1991 and through May 5, 1992, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)).

    Representatives of Arthur Andersen & Co. are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

    The Audit Committee of the Board of Directors will make its recommendations with respect to retention of an independent public accounting firm for the year 1994 at the annual meeting of the Board of Directors.

OTHER BUSINESS

    Management does not know of any matters to be presented at the meeting other than those specifically referred to in the Notice of Meeting. However, if any other matters shall properly come before the meeting, it is the intention of the persons named in the proxy to vote it in accordance with their judgment.

PROPOSALS OF SECURITY HOLDERS

    Proposals of security holders intended to be presented at the next annual meeting scheduled for May 3, 1995, must be received by the Company no later than November 11, 1994, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. It is anticipated that the proxy statement and form of proxy relating to that meeting will be mailed to stockholders on or before March 15, 1995.

SOLICITATION OF PROXIES

    The Company will bear the cost of solicitation of proxies, which will be principally conducted by the use of the mails; however, certain officers, employees and friends of the Company may also solicit by telephone, telegram or personal interview and the Company may reimburse brokerage firms and others for their expenses in forwarding soliciting material to the beneficial owners. The Company has retained Morrow & Co. to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians at a fee of $7,500, plus reimbursement of out-of-pocket expenses.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Three Directors of the Company are to be elected, in "Class C," to hold office for three years. The following persons have been designated as nominees for the office: Richard C. Green, Jr., Avis G. Tucker and L. Patton Kline. It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the said nominees unless otherwise specified.

                                          UTILICORP UNITED INC.
                                          RICHARD C. GREEN, JR.
                                          CHAIRMAN OF THE BOARD
                                          AND PRESIDENT
Dated: March 11, 1994
Kansas City, Missouri

/X/ PLEASE MARK YOUR                                                     / 4941
    VOTES AS IN THIS
    EXAMPLE.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY YOU. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

             The Board of Directors recommends a vote FOR Proposal 1.


                        FOR        WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES
1. Election of        /  /         /  /   To withhold authority to vote for any             Nominees for election of Directors:
Directors.                                individual nominee, write that nominee's          Richard C. Green, Jr.,
(except as                                name in the space provided below.                 L. Patton Kline,
withheld below)                                                                             Avis G. Tucker

         ----------------------------------------


                                  / / Please check this box if you have written
                                      comments on the reverse side.

                               NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS ON
                               THIS FORM. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


                               ------------------------------------------------

                               ------------------------------------------------

                               SIGNATURE(S)                                DATE

- - -------------------------------------------------------------------------------
               Triangle  FOLD AND DETACH HERE   Triangle

YOUR VOTE IS IMPORTANT TO US!

PLEASE FOLLOW THESE STEPS TO ENSURE THAT YOUR PROXY IS PROPERLY
EXECUTED AND RETURNED IN TIME TO BE COUNTED:


1.  MARK YOUR VOTE IN ONE OF THE TWO BOXES ABOVE YOUR NAME AND ADDRESS
(SEE "1. ELECTION OF DIRECTORS"). IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NAME OF EACH SUCH NOMINEE ON THE LINES PROVIDED.

2. SIGN AT RIGHT IN THE SPACE PROVIDED, EXACTLY AS YOUR NAME APPEARS ON THE FORM. JOINT OWNERS SHOULD EACH SIGN. ALSO ENTER THE DATE.

3. CHECK THE BOX ABOVE YOUR SIGNATURE IF YOU ARE ADDING COMMENTS ON THE OTHER SIDE.

4. TEAR OFF AT PERFORATION AND MAIL THE COMPLETED CARD WITH SIGNATURE(S) IN THE ENCLOSED REPLY ENVELOPE TO:


                UTILICORP UNITED INC.
                P.O. BOX 8621
                EDISON, NJ 08818-9128

UTILICORP UNITED INC.                             PROXY/VOTING INSTRUCTION CARD

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING ON MAY 4, 1994. The undersigned hereby constitutes and appoints Robert K. Green, Robert F. Jackson, Jr. and Don R. Armacost and each of them, true and lawful agents and proxies with full power of substitution in each, to represent and to vote, as designated below, all of the shares of common stock of UtiliCorp United Inc. held on record by the undersigned on March 5, 1994, at the Annual Meeting of Stockholders to be held at Bartle Hall's Grand Hall, Kansas City Convention Center, 301 West 13th Street, Kansas City, Missouri on Wednesday, May 4, 1994, at 10:00 a.m. (Kansas City time) and at any adjournments thereof, on all matters coming before said meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.


                                      COMMENTS

- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------
- - -------------------------------------------------------------------------------
(if you have written in the above space, please mark the corresponding box on the reverse side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. HOWEVER, THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                             -------------------------

                    Triangle FOLD AND DETACH HERE Triangle